Exhibit 10.61

CONFIDENTIAL

AMENDED AND RESTATED SUPPLY AGREEMENT

THIS AMENDED AND RESTATED SUPPLY AGREEMENT (this “Agreement”) is made and entered effective as of December 16, 2013 (the “Amendment Effective Date”) by and between Suneva Medical, Inc., a corporation organized under the laws of the State of Delaware, having a place of business at 5870 Pacific Center Boulevard, San Diego, California 92121 (“Suneva”) and Histogen, Inc., a corporation organized under the laws of the State of Delaware, having a place of business at 10655 Sorrento Valley Road, San Diego, California 92121 (“Histogen”).

WHEREAS, Suneva and Histogen previously entered into that certain Supply Agreement dated as of February 3, 2012 (the “Original Supply Agreement”), and the parties wish to amend and restate the Original Supply Agreement in its entirety, maintaining, except as otherwise expressly stated, the original February 3, 2012 “Effective Date”);

WHEREAS, Suneva wishes to proceed with commercialization of the ReGenica® product line and potentially other Histogen developed products that have CCM as an ingredient pursuant to the Amended and Restated License Agreement between the parties dated as of the date hereof (the “License Agreement”);

WHEREAS, Histogen wishes to manufacture quantities of the CCM necessary for the commercialization of Finished Products; all subject to the terms and conditions of this Agreement; and

WHEREAS, the execution of this Agreement is a condition of the License Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

Definitions

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended to date and as may be further amended from time to time during the Term, and the regulations promulgated with respect thereto.

1.2 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person only for so long as such control continues to exist. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.3 “CCM” or “Cell Conditioned Media” means any tissue culture media conditioned by newborn fibroblast cells that when grown under simulated embryonic conditions, become multipotent stem cells, however created, developed, manufactured or otherwise utilized by Histogen or its Affiliates.

1.4 “Applicable Law” means all laws and regulations within the Territory as existing as of the Effective Date and as may be amended from time to time thereafter, that apply to the performance of either party’s obligations under this Agreement.

1.5 “Change of Control” means: (i) a change in the ownership of Histogen (as defined by either the acquisition or control of a majority interest in the equity of Histogen or control of a majority of the Histogen Board of Directors by any company manufacturing or marketing medical aesthetics products—or; (ii) a change in the ownership or control of the Licensed Intellectual Property or Products (as defined in the License Agreement); but excluding however, any Control that might be acquired by Lordship Ventures, LLC (or its Affiliates) or any other current equity owner of Histogen, in which case, said equity owner shall have the same rights and responsibilities with respect to this Agreement and the License Agreement as Histogen.

1.6 “Confidential Information” means any and all information of a party (the “Disclosing Party”) including, without limitation, trade secrets, formulations, technical information, business information, sales information, inventions, developments, discoveries, know-how, methods, techniques, data, processes, and other information) that the other party (the “Receiving Party”) has access to or receives in connection with this Agreement, whether furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner, that is marked or otherwise identified as proprietary or confidential at the time of disclosure or that is of such a nature that a reasonable person would understand such information to be proprietary or confidential. Notwithstanding the foregoing, “Confidential Information” does not include any information that is: (i) rightfully known to the Receiving Party prior to receipt from the Disclosing Party, and not subject to any obligation of confidentiality; (ii) rightfully obtained from a third party authorized to make such a disclosure, and not subject to any obligation of confidentiality; (iii) independently developed by the Receiving Party as demonstrated by written evidence without reference to or benefit of information disclosed to the Receiving Party by the Disclosing Party; (iv) available to the public without restrictions through no fault of the Receiving Party; or (v) approved for disclosure with the prior, written approval of the Disclosing Party.

1.7 “Facility” means Histogen’s facility located at 10655 Sorrento Valley Road, San Diego, California 92121, where Histogen is currently Manufacturing CCM, and will continue to Manufacture CCM pursuant to this Agreement.

1.8 “Finished Product” means any Product containing CCM that Suneva intends for commercial sale, sample, or clinical trial use pursuant to the rights granted to Suneva pursuant to the License Agreement.

1.9 “Bulk CCM” means CCM, which has been Manufactured by Histogen under this Agreement, as further described in the Specifications.

1.10 “Insolvency Event” means (i) if Histogen is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against Histogen and such petition is not dismissed within ninety (90) days after filing or (iii) if Histogen shall make or execute an assignment of substantially all of its assets for the benefit of creditors.

1.11 “Intellectual Property Rights” means any and all patent rights, copyright rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including, but not limited to, any application therefor) whether now known or hereafter existing.

1.12 “Manufacture”, “Manufactured” or “Manufacturing” means all operations in the manufacturing, production, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing, when applicable) and release of Bulk CCM.

1.13 “Materials” means any and all components, labels, packaging materials, and other consumable materials to be used by Histogen in the Manufacturing of the Bulk CCM in accordance with the Specifications.

1.14 “Non-Conforming CCM” means any Bulk CCM that fails to comply with the Specifications or any other requirements of this Agreement.

1.15 “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, non-profit organization, sole proprietorship, unincorporated organization, university, governmental authority or any other form of entity not specifically listed herein.

1.16 “Quality Agreement” means a mutually agreed-upon, written Quality Agreement that shall be entered into by the parties which will set forth the roles and responsibilities of Histogen and Suneva with respect to the quality assurance for the Bulk CCM.

1.17 “Registration” means all permits, licenses, approvals and authorizations granted by any Regulatory Authority with regard to a Finished Product.

1.18 “Regulatory Authority” means any administrative agency responsible for the regulation of cosmetic or pharmaceutical products intended for human use, including, but not limited to, the FDA, and any other applicable administrative agency in the Territory having the aforementioned responsibilities and any successor entities thereto.

1.19 “Specifications” means the quality assurance and other requirements, procedures, guidelines and specifications for the manufacturing, packaging, labeling, handling, dating and storage of the Bulk CCM, each as may be required pursuant to any Regulatory Requirements or Applicable Law, and further including specifications attached hereto as Appendix A, as may be amended from time to time as required by any Regulatory Requirements or Applicable Law or by the mutual approval of the parties, provided that any amendment to the Specifications that will require a material increase in the Manufacturing costs for Histogen will require a mutually approved increase in the Manufacturing fee.

1.20 “Territory” means all countries and jurisdictions throughout the world with the exception of South Korea, China (excluding Hong Kong, S.A.R.) and India. The parties acknowledge that Suneva has a right of first negotiation with respect to the grant of rights relating to CCM outside of the Territory in the Field of Use (as defined in the License Agreement).

1.21 Other Terms. Terms which are defined in the License Agreement and not otherwise defined in this Supply Agreement shall have the meaning as defined in the License Agreement.

ARTICLE 2

Manufacture of Product

2.1 Manufacture of Bulk CCM.

(a)

Subject to the terms and conditions of this Agreement, Histogen or its contract manufacturer will Manufacture and supply Suneva with Bulk CCM in accordance with the terms and conditions of this Agreement. Suneva will pay Histogen for the Bulk CCM as specified in Article 5 below. Histogen or its contract manufacturer will Manufacture the Bulk CCM in accordance with the Specifications, Regulatory Requirements and Applicable Law. Histogen shall also provide Suneva with copies of all existing contracts and agreements pertaining to the conversion of the Bulk CCM into saleable Finished Product, if any.

(b)

For the Field of Use in the Territory, Histogen will not Manufacture, or otherwise directly or indirectly provide, CCM for any party other than Suneva, its Affiliates or licensees during the term of the License Agreement.

(c)

The parties acknowledge that Suneva will acquire and use the Bulk CCM to make Finished Product and that it is Suneva’s sole responsibility to so make the Finished Product, including without limitation, the formulation, fill, packaging and shipping; and that Suneva will so make the Finished Product in compliance with all Applicable Law and Regulatory Requirements.

2.2 Documentation.

Histogen will maintain complete and accurate documentation of all quality control procedures and any other data required and other requirements of any Regulatory Authority in connection with the Manufacturing, storage and release of Bulk CCM. Histogen will promptly provide Suneva with copies of such documentation upon Suneva’s request.

2.3 Inspections; Access to Batch Records and Other Data.

(a)

Suneva, upon not less than fourteen (14) days prior written notice to Histogen, shall have the right, at reasonable frequency and for reasonable purposes and at its expense and without undue interruption to Histogen’s business, to have employees or other agents of Suneva, including independent outside auditors or consultants, on site during normal business hours at the Facility to monitor the Manufacture of the Bulk CCM. Histogen shall have the right to require that such agents, including, without limitation, independent outside auditors or consultants, enter into a reasonable non-disclosure and non-use agreement with Histogen prior to such agents entering the Facility to monitor the Manufacture of the Bulk CCM. At all times while at Histogen’s Facility, Suneva’s employees and other agents shall comply with all Histogen policies and procedures related to safety, training and security._

(b)

Histogen shall make available to Suneva, promptly upon request, any and all data supporting the investigation of a deviation, including, but not limited to, the batch records. Full batch documentation, including batch production records, and manufacturing and analytical procedures shall be available for review by Suneva in conjunction with any audit of the Facility pursuant to Section 2.3(a) or at status meetings between the parties.

2.4 Regulatory Authority Inspection.

Histogen will promptly advise Suneva if an authorized agent of any Regulatory Authority visits the Facility and requests or requires information or changes that directly pertain to Histogen’s activities under this Agreement. At Suneva’s request, Histogen will allow a representative of Suneva to be present during any such inspection, investigation or inquiry; provided, however, that Suneva’s on site representative will not be part of the face-to-face team during any portion of the inspection, investigation or inquiry that does not relate specifically to Histogen’s activities under this Agreement.

2.5 Quality Agreement.

The parties have entered into a Quality Agreement dated January 22, 2013 and, where needed, will negotiate in good faith any proposed amendments to the Quality Agreement.. To the extent any of the provisions of this Agreement conflict with the terms and conditions of the Quality Agreement, this Agreement will control.

2.6 Alternate Manufacturing Facility.

2.6.1 Suneva hereby agrees to purchase from Histogen during the Term all of Suneva’s requirements for the Bulk CCM unless Suneva is entitled to set up an alternative manufacturing facility, whether at Suneva’s facility or at another location (an “Alternative Manufacturing Facility”), due to the occurrence of one of the following conditions: (a) a Histogen Change of Control; (b) an Insolvency Event of Histogen; or (c) a failure of Histogen to fulfill a Purchase Order that conforms to the terms of Section 3.1, unless said failure is cured to Suneva’s reasonable satisfaction within sixty (60) days after Suneva notifies Histogen in writing of such failure (each of (a), (b) and (c) above, a “Triggering Event”).

2.6.2 Histogen shall provide Suneva with such assistance as may be reasonably requested by Suneva so as to enable a manufacturing facility designated by Suneva to Manufacture CCK Such assistance will include, without limitation: (i) permitting Suneva and its representatives to observe the Manufacture of Bulk CCM at the Facility (subject to the terms and conditions of Section 2.3(a)), (ii) providing reasonable access to and consultation with persons knowledgeable of the Manufacture of the Bulk CCM, (iii) providing access to relevant technical information, and (iv) providing reasonable assistance to Suneva in identifying, contacting and securing supply sources for Bulk CCM excipients, if applicable. If said assistance is provided during the Term, Suneva shall reimburse Histogen for its fully-burdened costs in connection with providing such assistance. If such assistance is provided following the termination of this Agreement, Suneva shall reimburse Histogen only for its out-of-pocket costs in connection with establishing an adequate Alternative Manufacturing Facility.

2.6.3 Where needed, Suneva shall secure all appropriate covenants, obligations and rights from any person or entity operating an Alternate Manufacturing Facility, including, but not limited to, license, Intellectual Property Rights and confidentiality obligations, to ensure that such operator of an Alternate Manufacturing Facility is subject to, and Suneva can comply with, all of Suneva’s covenants and obligations to Histogen under this Agreement and the License Agreement.

2.6.4 Suneva agrees to obtain on its behalf and on behalf of Histogen, the right to inspect the Alternative Manufacturing Facility upon reasonable notice at any time during operating hours.

2.6.5 Suneva shall be responsible for any failure of any operator of an Alternate Manufacturing Facility to comply with the obligations of this Agreement or the License Agreement.

2.6.6 As additional pre-conditions for any Alternative Manufacturing Facility, Suneva shall comply with the following:

(a)	The facility shall be located in the United States of America, and shall be owned and operated by a company that has significant other business presence in the USA;

(b)

Prior to a Triggering Event, the Alternative Manufacturing Facility shall not produce any CCM for any commercial use by Suneva or any other Person; but the facility is allowed to produce small quantities of CCM only for the purpose of determining and proving that the manufacturing process works effectively in the facility; and the operator of the facility shall furnish to Histogen, upon request, with a certification of compliance with the foregoing, signed by an officer of the operator;

(c)

In order to protect Histogen’s rights and interests in its Intellectual Property Rights and manufacturing process trade secrets and confidential information (collectively called “Histogen Manufacturing IP”), and to prevent any misappropriation or careless loss of any of the Histogen Manufacturing IP, Suneva shall ensure (1) only Persons directly involved in the manufacturing of the CCM shall have access to the Histogen Manufacturing IP, (2) that all Persons who have any access to any of the

Histogen Manufacturing IP sign a customary form of Confidentiality and Non-Use Agreement that has been pre-approved by Histogen, and (3) that Histogen receives a list of all Persons who have any access to any of the Histogen Manufacturing IP, which list shall be updated quarterly, and (4) that Histogen receives a copy of each Person’s signed Confidentiality and Non-Use Agreement;

(d)

The Alternative Manufacturing Facility shall not manufacture CCM for any Person other than Suneva and its Affiliates and licensees; and the Alternative Manufacturing Facility shall not manufacture CCM for any product other than Regenica;

(e)

The manufacturing contract between Suneva and the operator of the Alternative Manufacturing Facility shall be subject to the review and approval by Histogen, which approval will not be withheld unreasonably so long as such contract appropriately protects Histogen’s interests as outlined herein.

2.6.7 Sections 2.6.6(c) and (d) shall be mutual and reciprocal obligations of both Suneva and Histogen.

ARTICLE 3

Ordering

3.1 Purchase Orders.

Suneva will issue written purchase orders to Histogen for Bulk CCM (“Purchase Orders”) at least one-hundred and twenty (120) days prior to the requested delivery date; provided, however, that if Suneva issues a Purchase Order less than one-hundred and twenty (120) days prior to the requested delivery date, Histogen will use its commercially reasonable efforts to meet such earlier delivery date. Unless otherwise agreed by the parties, Purchase Orders will be in increments of full batches. Purchase Orders will designate the desired quantities of Bulk CCM and delivery dates. Each Purchase Order will be subject to rejection by Histogen within five (5) business days after receipt of such Purchase Order; provided, however, that Histogen shall have the right to reject a Purchase Order from Suneva only to the extent that it is contrary to or inconsistent with the provisions of this Agreement. Any Purchase Order that is consistent with the provisions of this Agreement, including without limitation, this Section 3.1, and has not been expressly rejected in writing within such five (5) business day period shall be deemed accepted by Histogen. Suneva may not cancel all or any portion of Bulk CCM quantity of an accepted Purchase Order without Histogen’s prior written approval, which approval will not unreasonably be withheld. In such case, should production of the CCM referenced by such Purchase Order have begun, Suneva shall be financially responsible for the fully-burdened cost to Histogen if it is unable to resell all or any portion of the lot(s) that is the subject of the cancelled Purchase Order(s). All Purchase Orders will be deemed to incorporate all of the terms and conditions in this Agreement. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any such Purchase Order or related acknowledgment form or other instrument.

ARTICLE 4

Delivery and Acceptance

4.1 Testing and Release.

Prior to delivery of Bulk CCM, Histogen will undertake quality control and release of each lot of Bulk CCM using the testing methodologies set forth in the Specifications or as otherwise agreed upon in writing by Suneva and Histogen for purposes of this Agreement.

4.2 Shipment.

Histogen will ship Bulk CCM in accordance with the applicable Purchase Order accepted by Histogen and otherwise in accordance with the terms of Section 3.1. At Suneva’s request, Histogen will hold Bulk CCM beyond the delivery date specified in the Purchase Order at the Facility for a reasonable duration not to exceed thirty (30) days. Suneva will ensure that its formulation/fill contractor will refrigerate the Bulk CCM prior to formulation and will comply with all other storage and handling requirements of Histogen as failure to so comply will prevent rejection of any lot. If Suneva requests Histogen to make any miscellaneous small shipments of Bulk CCM or other items on Suneva’s behalf, then if Histogen is able to meet such requests, Histogen will do so, and Suneva agrees to reimburse Histogen for any shipping charges incurred.

4.3 Delivery Terms and Shipping Documentation.

Histogen will deliver the Bulk CCM to Suneva FOB to Suneva’s identified facility. Title to and risk of loss for Bulk CCM will transfer from Histogen to Suneva when Histogen delivers the Bulk CCM to Suneva’s identified facility. With each shipment of Bulk CCM, Histogen will provide Suneva with commercially appropriate shipping documentation, including, without limitation, bills of lading.

4.4 Certificates of Analysis.

In conjunction with the release of Bulk CCM, Histogen will supply to Suneva a certificate of analysis and certificate of compliance or similar documentation for each lot of Bulk CCM that will set forth the items tested and the test results for each lot delivered.

4.5 Acceptance.

Subject to the provisions of this Section 4.5, Suneva will be entitled to reject any portion of any shipment of Bulk CCM that, at the time of delivery, is Non-Conforming CCM (“Rejected CCM”).

(a)

Within fifteen (15) days after its receipt of any shipment of Bulk CCM and related documentation, Suneva will, at its option and expense, inspect (or have inspected) such shipment for any Non-Conforming CCM that is readily apparent from a reasonable visual inspection. Suneva will promptly notify Histogen in writing if Suneva has discovered that the shipment includes Non-Conforming CCM. Following such period, unless Suneva has notified Histogen as provided in this Section 4.5 that the shipment includes Non-Conforming CCM, the Bulk CCM in such shipment will be deemed accepted (but without limiting Suneva’s right to subsequently make claims under Section 7.2 with respect to Non-Conforming CCM).

(b)

Histogen will notify Suneva as promptly as reasonably possible, but in any event within ten (10) business days after receipt of Suneva’s notification of rejection under Section 5.1 or of a claim under Section 7.2 with respect to Non-Conforming CCM, whether it accepts or disputes Suneva’s assertions that certain Bulk CCM is Non-Conforming CCM.

(c)

If Histogen accepts Suneva’s assertion that Bulk CCM is Non-Conforming CCM, or if the Bulk CCM is determined to be Non-Conforming CCM pursuant to Section 4.5(d) below, then Histogen will (i) at Suneva’s option, either (A) as soon as reasonably practical replace or rework such Rejected CCM at no additional charge to Suneva (beyond the original Manufacturing Fees for such Rejected CCM) or (B) refund Suneva the amounts actually paid by Suneva to Histogen for such Rejected CCM or cancel the unpaid charges for the Rejected CCM, (ii) in addition, bear the cost of destruction of the Rejected CCM or return of the Rejected CCM to Histogen (as requested by Histogen). Suneva will not return Rejected CCM to Histogen until it has obtained a return material authorization number from Histogen to be displayed on the shipping container.

(d)

If Histogen disputes Suneva’s assertion that Bulk CCM is Non-Conforming CCM, then Histogen will have an opportunity to promptly inspect or test such Bulk CCM batch. In the event of a conflict between the test results of Histogen and the test results of Suneva with respect to any shipment of Bulk CCM, a sample of such Bulk CCM will be submitted by Histogen to an independent laboratory acceptable to both parties for testing against the Specifications under procedures employed in the Specifications. In the absence of manifest error by the independent laboratory, both parties will be bound by the independent laboratory’s results of analysis with respect to any dispute over Non-Conforming CCM. The fees and expenses of such independent laboratory testing will be borne entirely by the party against whom such laboratory’s finding is made.

(e)

Any destruction of Rejected CCM will be conducted in accordance with all Applicable Law, and the party conducting the destruction will indemnify the other party hereto (subject to the procedure set forth in Section 9.3) for any third party liability, costs and expenses, including attorney’s fees and court costs, arising from a third party claim filed against the other party relating to a failure to dispose of such Rejected CCM in accordance with Applicable Law. The party conducting the destruction shall provide at the reasonable request of the other party all manifests and other applicable evidence of proper destruction, as may be required by Applicable Law.

(f)

Suneva’s acceptance of, or payment for, Bulk CCM will not constitute a waiver by Suneva of any of its rights under this Agreement, and will not release Histogen from any of its obligations under this Agreement.

ARTICLE 5

Manufacturing Fees

5.1 Manufacturing Fees and Payment.

The fees to be paid by Suneva to Histogen for the Bulk CCM are listed in Appendix B (the “Manufacturing Fees”). Payment for all deliveries of Bulk CCM to Suneva will be made in U.S. Dollars. Histogen will render an invoice for the Bulk CCM and Suneva will pay amounts properly due under the relevant invoice as specified in Appendix B. If Suneva fails to pay any amount due under this Agreement by the applicable due date, without limiting any other remedies that may then be available to Histogen, Histogen will have the right to assess late charges in an amount equal to the lesser of one-percent (1.0%) per month or the maximum amount allowed under Applicable Law, whichever is less. Notwithstanding the foregoing, late charges shall not apply in respect of amounts that Suneva disputes in good faith, provided Suneva: (i) before the applicable payment due date, notifies Histogen in writing of the dispute, specifying in reasonable detail in such written notice the basis for the dispute; (ii) in accordance with the terms set forth in this Agreement, pays that portion of the payment due (if any) that is not disputed in good faith; and (iii) works with Histogen cooperatively and diligently to resolve the dispute as soon as possible following Histogen’s receipt of Suneva’s dispute notice.

ARTICLE 6

Term And Termination

6.1 Term.

This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with this Agreement, will continue in full force and effect until the expiration or termination of the License Agreement (the “Term”)

6.2 Termination.

This Agreement may be terminated early as follows:

(a)

by either party upon sixty (60) days prior written notice to the other party, in the event that the other party commits a material breach of this Agreement and fails to cure such breach within such sixty (60) day period;

(b)	by a party in accordance with Section 13.2 below;

(c)	automatically upon any termination of the License Agreement for any reason;

(d)

by Suneva, upon thirty (30) days prior, written notice to Histogen, in the event that an applicable Regulatory Authority issues any Warning Letter or similar item relating to the Facility and/or the Manufacture of Bulk CCM (collectively “Regulatory Notices”), which Suneva determines (in its sole and absolute discretion) could adversely affect the Manufacture of the Bulk CCM. Each party shall provide the other with copies of all Regulatory Notices within three (3) business days of receipt.

(e)	by the mutual written agreement of the Parties; and

(f)	by Suneva if a direct competitor of Suneva in the market for the Products acquires a majority interest in the equity of Histogen.

6.3 Effect of Termination or Expiration.

Upon any expiration or termination of this Agreement, and without prejudice to any other rights and remedies available to the parties hereunder:

(a)

Histogen will deliver to Suneva any Bulk CCM ordered by Suneva pursuant to an accepted Purchase Order placed prior to the date of such termination, and Suneva will pay for such Bulk CCM, all in accordance with the terms of this Agreement;

(b)

Suneva’s liability to pay in accordance with the provisions of this Agreement for services properly performed prior to the expiration or termination date shall not be extinguished and shall become due and payable on the expiration or termination date; and

(c)	All other rights and obligations of the parties that do not expressly survive pursuant to this Section 6.3 or Section 6.4 will immediately cease to be in effect.

In addition, without prejudice to any other rights and remedies available to the parties hereunder:

(d)

In the event of any expiration or termination of this Agreement then Histogen will provide Suneva with such assistance as may be reasonably requested by Suneva so as to enable the transfer of Manufacture of Bulk CCM to an Alternate Manufacturing Facility in accordance with Section 2.6; and

(e)

If this Agreement expires because the License Agreement is terminated or Histogen terminates this Agreement pursuant to Section 6.2, then Suneva will promptly return to Histogen or, at the option of Histogen, destroy (with reasonable documentation of the destruction) all tangible Confidential Information of Histogen (including any copies, analyses and summaries or derivatives thereof).

6.4 Survival.

Termination or expiration of this Agreement will not relieve either party of its obligations or liabilities for breaches of this Agreement incurred prior to or in connection with such termination or expiration. Article 1 (“Definitions”), Section 2.1(b), Section 6.3 (“Effect of Termination or Expiration”), this Section 6.4 (“Survival”), Article 7 (“Representations and Warranties”), Article 8 (“Liability”), Article 9 (“Indemnification”), Article 10 (“Recalls”), Article 11 (“Insurance”), Article 12 (“Confidentiality; Intellectual Property”) and Article 13 (“General Provisions”) will survive any termination or expiration of this Agreement.

6.5 No Liability.

Neither party shall incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement which complies with the terms of this Agreement whether or not such party is aware of any such damage, loss or expense.

ARTICLE 7

Representations and Warranties

7.1 Mutual Representations and Warranties.

Each party represents, warrants and covenants that:

(a)

it has all requisite corporate power and authority to enter into this Agreement and has duly authorized, by all necessary action, the execution and delivery hereof by the individual whose name is signed on its behalf below;

(b)

its execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, or to the knowledge of such party, order, law or regulation, applicable to it or by which it may be bound;

(c)

this Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and except as enforcement is subject to general equitable principles; and

(d)	it will comply with all Applicable Laws in all material respects in connection with the performance of this Agreement.

7.2 Product Warranty.

Histogen represents, warrants, and covenants that Bulk CCM, when delivered to Suneva: (i) will have been Manufactured in accordance with the applicable Specifications, Regulatory Requirements, Applicable Law and will comply with the applicable Specifications, (ii) will not be adulterated or misbranded, within the meaning of the Act, (iii) will be free and clear from all liens, encumbrances, and defects of title, subject to Suneva paying the applicable Manufacturing Fees in accordance with the terms and conditions of this Agreement and (iv) will have at least ten (10) months remaining expiry dating from the date of shipment to Suneva’s formulation/fill contractor.

Any Bulk CCM that Suneva asserts in writing to Histogen does not comply with the warranty in Section 7.2 will be deemed thereafter to be Rejected CCM and the provisions of Section 4.5(b) through Section 4.5(f) shall apply with respect thereto.

7.3 No Debarment.

Histogen represents, warrants, and covenants that neither Histogen nor any person employed or engaged by Histogen in connection with the work to be performed under this Agreement has been debarred under section 306(a) or 306 (b) of the Act and no debarred person will in the future be employed or engaged by Histogen in connection with any work to be performed hereunder.

7.4 No Infringement.

Histogen represents, warrants, and covenants as of the Effective Date and at all times thereafter that neither the services provided under this Agreement, nor the methods used to carry out such services, infringe, misappropriate, or conflict with an Intellectual Property Right of a third p

7.5 Disclaimer.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE LICENSE AGREEMENT, NEITHER HISTOGEN NOR SUNEVA MAKES, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, THE BULK CCM, ANY FINISHED PRODUCT OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT. ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE OR RELATED TO QUALITY OR CONDITION ARE HEREBY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND WITHOUT LIMITING OR RESTRICTING ANY OF THE EXPRESS REPRESENTATIONS OR WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE FINISHED PRODUCTS WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE FINISHED PRODUCTS WILL BE ACHIEVED.

ARTICLE 8

Liability

8.1 Limitation of Liability.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY (OR TO ANY PERSON OR ENTITY CLAIMING THROUGH THE OTHER PARTY) FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND WHETHER ALLEGED AS A BREACH OF CONTRACT OR WARRANTY OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, OR BASED ON ANY OTHER LEGAL THEORY, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.2 Exceptions.

Notwithstanding anything to the contrary, the exclusions and limitations of liability set forth in Section 8.1 will not apply to: (i) damages arising from the gross negligence, fraud or willful misconduct of a party, (ii) amounts owed to third parties as a result of the parties’ respective indemnity obligations under Article 9 below, (iii) damages for infringement or misappropriation of any Intellectual Property Rights, (iv) the extent that any exclusion or limitation of liability is void, prohibited or unenforceable by Applicable Law or (v) the parties’ respective responsibilities for Recall Costs (as defined below) under Article 10 below.

ARTICLE 9

Indemnification

9.1 Indemnification by Suneva.

Suneva shall defend, indemnify and hold harmless Histogen and its Affiliates, and their respective members, managers, directors, employees, officers and agents (collectively, the “Histogen Indemnitees”) from and against any and all liability, demands, damages, fines, costs and expenses (including, without limitation, reasonable legal fees and expenses) and losses (including, without limitation, with respect to death, personal injury, illness or property damage) incurred by or awarded to Third Parties (collectively, “Losses”) which are required to be paid by any Histogen Indemnitee in connection with any Third Party claim, complaint, demand, suit, action, investigation or proceeding (collectively, “Third Party Claims”) to the extent arising from any allegations: (i) which if true would constitute a breach by Suneva of any representation, warranty, covenant or other provision set forth in this Agreement or (ii) which if true would constitute negligence or willful misconduct of any of the Suneva Indemnitees (as defined below) or Suneva’s Sublicensees. The foregoing indemnity obligation shall not apply to the extent that such Losses result from either (A) negligence or willful misconduct of a Histogen Indemnitee or (B) the breach of this Agreement by a Histogen Indemnitee.

9.2 Indemnification by Histogen.

Histogen shall defend, indemnify and hold harmless Suneva and its Affiliates, and their respective members, managers, directors, employees, officers and agents (collectively, the “Suneva Indemnitees”) from and against any and all Losses which are required to be paid by any Suneva Indemnitee in connection with any Third Party Claim against a Suneva Indemnitee to the extent arising from any allegations: (i) which if true would constitute a breach by Histogen of any representation, warranty, covenant or other provision set forth in this Agreement or (ii) which if true would constitute negligence or willful misconduct of any of the Histogen Indemnitees. The foregoing indemnity obligation shall not apply to the extent that such Losses result from either (A) negligence or willful misconduct of a Suneva Indemnitee or (B) the breach of this Agreement by a Suneva Indemnitee.

9.3 Indemnity Procedures.

In the event that either party intends to seek indemnification for any Third Party Claim under Section 9.1 or 9.2, such party (the “Indemnified Party”) shall inform the other party (the “Indemnifying Party”) of the Third Party Claim promptly after receiving notice of the Third Party Claim; provided, however, that any failure to provide such notice shall not relieve the Indemnifying Party of its obligations under this Article 9 except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall permit the Indemnifying Party to direct and control the defense of such Third Party Claim and shall provide such reasonable assistance as is reasonably requested by the Indemnifying Party (at the Indemnifying Party’s cost) in the defense of the Third Party Claim. In any such proceeding, the Indemnified Party, at its sole expense, shall have the right to retain its own counsel. Nothing in this Article 9 shall permit a party to make any admission on behalf of the other party, or to settle or dispose of any claim or litigation which would impose any financial obligations on the other party, or subject the other party to an injunction or equitable relief, without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

ARTICLE 10

Recalls

10.1 Recalls.

Suneva will have sole control over all decisions with respect to any recall, market withdrawals or any other corrective action related to Finished Products. If any Finished Product is recalled as a result of any breach of this Agreement by Histogen or the negligent or intentionally wrongful acts or omissions of Histogen or its personnel, then Histogen will bear (and reimburse Suneva for) all of the costs and expenses directly related to such recall, including expenses related to communications and meetings with applicable authorities, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Finished Product from customers and shipment of an equal amount of replacement Finished Product to those same customers (collectively, “Recall Costs”). If any Finished Product is recalled as a result of any breach of this Agreement by Suneva or the negligent or intentionally wrongful acts or omissions of Suneva or its personnel, then Suneva will bear all Recall Costs. To the extent that the reason for any recall of Finished Product is in part the responsibility of Suneva and in part the responsibility of Histogen, then the Recall Costs will be allocated in an equitable manner between the parties.

ARTICLE 11

Insurance

11.1 Insurance.

During the Term and for a period of two (2) years after any expiration or termination of this Agreement, each party will maintain (i) a commercial general liability insurance policy or policies with minimum limits of One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate on an annual basis and (ii) Suneva will maintain a product liability insurance policy or policies with minimum limits of Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate on an annual basis. Upon reasonable request, a party will provide certificates of insurance to the other party evidencing the coverage specified herein. For the avoidance of doubt, a party’s liability hereunder is no way limited to the extent of its insurance coverage.

ARTICLE 12

Confidentiality; Intellectual Property

12.1 Confidentiality.

The Receiving Party will not use any Confidential Information of the Disclosing Party other than in connection with the performance of its obligations and exercise of its rights under this Agreement, and will not disclose any such Confidential Information to any third party, other than the Receiving Party’s Affiliates, and its and their respective employees and contractors, in each case who have a need to know and who are bound by obligations of confidentiality at least as protective of the Disclosing Party’s Confidential Information as those set forth herein. The Receiving Party will maintain the confidentiality of the Disclosing Party’s Confidential Information, using no less than a reasonable degree of care. In addition, each party may disclose Confidential Information of the other party to such of its professional advisors, investment bankers, lenders, directors, managers, officers and employees who are directly concerned with this Agreement and its implementation and whose knowledge of such information, in the reasonable opinion of the Disclosing Party, is necessary for those purposes and who are bound by obligations of confidentiality at least as protective of the Disclosing Party’s Confidential Information as those set forth herein. Each party shall be responsible for any breaches of confidentiality by any of its Affiliates, or its or its Affiliates’ respective employees, contractors, professional advisors, investment bankers, lenders, directors, managers, and officers. If the Receiving Party is requested to disclose any of the Disclosing Party’s Confidential Information pursuant to any subpoena or requirement under Applicable Law, the Receiving Party will, (i) to the extent practicable, give the Disclosing Party written notice of the request and sufficient opportunity to contest the order, (ii) give reasonable assistance to the other party, at the request and expense of the other party, seeking confidential or protective treatment thereof, and (iii) only disclose such Confidential Information to the extent its counsel advises such disclosure is required by such subpoena or requirement under Applicable Law.

12.2 Intellectual Property.

Nothing in this Agreement shall constitute a transfer by a party of any of its Intellectual Property Rights to the other party. Any and all data, information, know-how and inventions that are created, conceived or reduced to practice solely by Histogen or its Affiliates in the performance of this Agreement, and any Intellectual Property Rights with respect to the foregoing, shall remain owned by Histogen, but shall be subject to the license granted to Suneva under the License Agreement.

ARTICLE 13

General Provisions

13.1 Relationship of the Parties.

Nothing herein shall be deemed to establish a relationship of principal and agent between Histogen and Suneva, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between Histogen and Suneva, or as creating any other form of legal association or arrangement, which would impose liability upon one party for the act or failure to act of the other party. No employee or representative of a party shall have any authority to bind or obligate the other party to this Agreement in any manner whatsoever, or to create or impose any contractual or other liability on the other party without said party’s approval. For all purposes, the parties’ legal relationship under this Agreement to each other shall be that of independent contractors.

13.2 Force Majeure.

Any delay in the performance of any of the duties or obligations of either party hereto shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes, boycotts, fires, explosions, floods, industry-wide shortages of material or energy, or other causes beyond the reasonable control of the party so affected. The affected party shall give prompt notice to the other party of such cause, and shall promptly use its commercially reasonable efforts to relieve the effect of such cause as soon as practicable. If any such cause prevents a party from performing as required under this Agreement for a period of more than sixty (60) days, the other party shall have the right to terminate this Agreement immediately upon written notice.

13.3 Assignment.

This Agreement and the rights and duties appertaining hereto may not be assigned or otherwise transferred by either party without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. However, if a party is acquired by a Third Party, or if substantially all of the assets of a party are acquired by a Third Party, then the party may assign its rights and obligations to said acquiring Third Party without the consent of the other party.

13.4 Binding Nature and Inurement.

This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

13.5 Entire Agreement; Amendment.

The parties hereto acknowledge that this Agreement (including the Appendices hereto and the License Agreement) sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument signed by the parties hereto, and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof, including the Original Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

13.6 Governing Law; Forum.

This Agreement, and any disputes arising directly or indirectly from or relating to this Agreement, shall be governed by and construed and enforced in accordance with the laws of the state of California, without regard to conflict-of-laws rules. Any claims arising under this Agreement shall be exclusively venued in the state and federal courts located in San Diego County, California. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for any such claims, and waives any objections to the laying of venue in such courts. During the pendency of any dispute arising from or relating to this Agreement, each party will continue to perform its obligations under this Agreement, unless and until such time as this Agreement expires or is terminated in accordance with its terms.

13.7 Notices.

All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, one (1) business day after being sent by major overnight courier, or four (4) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to each party at its respective address set forth below (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto).

If to Histogen:

10655 Sorrento Valley Road

San Diego, CA 92121

Attn: President

With a copy to:

DLA Piper

4365 Executive Drive, Suite 1100

San Diego, CA 92121

Attn: Knox Bell

If to Suneva:

5870 Pacific Center Blvd

San Diego, CA 92121

Attn: Nicholas L. Teti, Jr., CEO

With a copy to:

5383 Hollister Avenue, Suite 260

Santa Barbara, CA 93111

Attn: Stewart M. Brown, VP & General Counsel

13.8 Payment of Own Fees and Expenses.

Each of Suneva and Histogen shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and, except as specified herein, the agreements and transactions contemplated hereby.

13.9 Severability.

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

13.10 Waiver.

The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

13.11 Headings.

The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, the use of the terms “include”, “includes” and “including” are not limiting.

13.12 Counterparts; Facsimile.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other party by facsimile signature; such transmission will be deemed a valid signature.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Supply Agreement by their duly authorized representatives as of the Amendment Effective Date.

SUNEVA MEDICAL, INC.		HISTOGEN, INC.

By:	/s/ Nicholas Teti, Jr.	By:	/s/ David Nassif
Name:	Nicholas Teti, Jr.	Name:	David Nassif
Title:	Chairman & CEO	Title:	President